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                                                                     EXHIBIT 4.7




                               FIRST AMENDMENT TO
                                 CHEMFIRST, INC.
                       401(k) AND EMPLOYEE STOCK OWNERSHIP PLAN AND TRUST

         THIS AMENDMENT, effective JANUARY 1, 1998, by and between CHEMFIRST, INC., a Business Corporation, having its principal office in Jackson, Mississippi (hereinafter referred to as "Employer"), and CHARLES SCHWAB TRUST COMPANY (hereinafter sometimes referred to as "Trustee");

                                R E C I T A L S:

         A. WHEREAS, the Employer has previously established the ChemFirst, Inc. 401(k) and Employee Stock Ownership Plan and Trust ("Plan and Trust") for the benefit of those employees who qualify thereunder and for their beneficiaries; and

         B. WHEREAS, the Employer desires to amend the Plan and Trust to (i) clarify the definition of Eligible Employee and (ii) eliminate the service requirement for purposes of eligibility and entry in the Plan;

         NOW, THEREFORE, pursuant to Section 10.01 of the Plan and Trust, the following amendment is hereby made and shall be effective as of JANUARY 1, 1998:

1.       SECTION 1.13 OF THE PLAN IS AMENDED AS UNDERLINED TO READ AS FOLLOWS:

1.13     Eligible Employee Classification

         An Eligible Employee Classification is a classification of Employees, the members of which are eligible to participate in the Plan. All Employees who are classified as "Regular Employees" are eligible to participate in the Plan.

2.       SECTION 1.15 OF THE PLAN IS AMENDED AS UNDERLINED TO READ AS FOLLOWS:

1.15     Employee

         (a)      In General

                  An Employee is any person who is employed by the Employer or a Participating Employer.

         (b)      Leased Employee

                  A Leased Employee means any person who, pursuant to an agreement between the Employer or any Related Employer ("Recipient Employer") and any other person ("leasing organization"), has performed services for the Recipient Employer on a substantially full-time basis for a period of at least one year and such services are performed under the primary direction or control of the Recipient Employer.

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                  Any Leased Employee will be treated as an Employee of the
                  Recipient Employer; however, contributions or benefits provided by the leasing organization which are attributable to the services performed for the Recipient Employer will be treated as provided by the Recipient Employer. If all Leased Employees constitute less than 20% of the Employer's non-highly-compensated work force within the meaning of Code
                  Section 414(n)(1)(C)(ii), then the preceding sentence will not apply to any Leased Employee if such Employee is covered by a money purchase pension plan ("Safe Harbor Plan") which provides: (1) a nonintegrated employer contribution rate of at least 10% of compensation, (2) immediate participation, and
                  (3) full and immediate vesting.

                  Years of Eligibility Service for purposes of eligibility to participate in the Plan and Years of Vesting Service for purposes of determining a Participant's Vested Percentage include service by an Employee as a Leased Employee.

         (c)      Regular Employee

                  Regular Employee is an Employee (whether full time or part time) hired to fill a specific position on a permanent basis and for whom the Employer annually budgets compensation and benefits.

3.       SECTION 1.27 OF THE PLAN IS AMENDED IN ITS ENTIRETY TO READ AS FOLLOWS:

1.27     One Year Break-in-Service

         One Year Break-in-Service means any 365-day period following a Participant's Date of Termination in which an Employee does not complete at least one (1) Hour of Service.

4.       SECTION 1.45 OF THE PLAN IS AMENDED IN ITS ENTIRETY TO READ AS FOLLOWS:

1.45     Year of Service

         (a) Crediting Years of Service. Years of Service are determined using the Elapsed Time Method as specified in this Section.

                  (1) Elapsed Time Method. The Elapsed Time Method shall be used to compute Years of Eligibility Service and Years of Vesting Service for all Regular Employees.

                           Under the Elapsed Time Method, Years of Service are based upon an Employee's Elapsed Time of employment irrespective of the number of hours actually worked during such period; a Year of Service (including a fraction thereof) will be credited for each completed 365 days of Elapsed Time which need not be consecutive. The following terms are used in determining Years of Service under the Elapsed Time
                           Method:

                           o Date of Severance (Termination) - means the earlier of (A) the actual date an Employee resigns, is discharged, dies or retires, or
                                    (B) the first anniversary of the date an Employee is absent from work (with or without pay) for any other reason, e.g., disability, vacation, leave of absence, layoff, etc.

                           o Elapsed Time - means the total period of service which has elapsed between a Participant's Employment Commencement Date and Date of Termination including Periods of Severance where a One Year Break-in-Service does not occur.


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                           o        Employment Commencement Date - means the
                                    date an Employee first performs one Hour of Service for the Employer.

                           o One Year Break-in-Service - means any 365-day period following an Employee's Date of Termination as defined above in which the Employee does not have at least one Hour of Service.

                           o Period of Severance - is the time between the actual Date of Severance as defined above and the subsequent date, if any, on which the Employee performs an Hour of Service.

                           All periods of employment will be aggregated including Periods of Severance unless there is a One Year Break-in-Service.

                  Years of Eligibility Service for purposes of determining eligibility to participate in the Plan and Years of Vesting Service for purposes of determining a Participant's Vested Percentage include service with any organization which is a Related Employer with respect to the Employer.

         (b) For Eligibility Purposes. All Regular Employees who have completed at least one (1) hour of service shall be eligible to participate in the Plan.

         (c)      For Vesting Purposes

                  Years of Service for purposes of computing a Participant's Vested Percentage are referred to as Years of Vesting Service and are determined using the Elapsed Time Method. For purposes of determining an Employee's Years of Vesting Service, an Employee shall receive credit for the aggregate of all time periods commencing on an Employee's Employment Commencement Date, including the Re-Employment Commencement Date, and ending on the date a Break-in-Service begins. An Employee also shall receive credit for any Period of Severance of less than 365 days. A Year of Vesting Service (including a fraction thereof) will be credited for each completed 365 days of Elapsed Time which need not be consecutive. In computing an Employee's Years of Vesting Service, the following rules shall apply:

                  (i) Service shall be disregarded in computing a Participant's Years of Vesting Service under the Plan for Plan Years beginning prior to March 1, 1985, for which the Employee was eligible to make basic contributions (after-tax contributions) but declined to make any such contributions to the Plan, if such period occurred prior to his initial date of participation in the Plan.

                  (ii) Service shall be disregarded in computing a Participant's Years of Vesting Service for Plan Years beginning on or after March 1, 1985, but before October 1, 1993, for which the Employee was eligible to direct the Employer to make Salary Deferral Contributions on his behalf but declined to direct the Employer to make any such contributions to the Plan; and if such period occurred prior to his initial date of participation in the Plan.

                  (iii) Service prior to July 1, 1974, shall be disregarded in computing a Participant's Years of Vesting Service.

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         (d)      Related Employers

                  Years of Eligibility Service for purposes of determining eligibility to participate in the Plan and Years of Vesting Service for purposes of determining a Participant's Vested Percentage include service with any organization which is a Related Employer with respect to the Employer.

         (e)      Loss of Service

                  If a Participant who is zero percent (0%) vested terminates employment and incurs at least 5 consecutive One Year Breaks-in-Service, he or she will lose all prior Eligibility Service and Vesting Service.

         (f)      Change in Computation Method

                  With respect to the Employee Stock Ownership Plan Accounts merged hereunder, for purposes of determining a Participant's Years of Vesting Service in those Accounts as of December 31, 1996, the method used to calculate Years of Vesting Service shall be the method described in Section 2.14 of the First Mississippi Corporation Employee Stock Ownership Plan prior to August 1, 1996, or in this Section 1.45, whichever will result in the higher vested percentage.

5.       SECTION 2.01 OF THE PLAN IS AMENDED IN ITS ENTIRETY TO READ AS FOLLOWS:

2.01     Participation

         All Regular Employees are eligible to participate in the Plan on the Regular Employee's Employment Commencement Date.

         Employees not eligible to participate in the Plan are:

         o Collective Bargaining Employees. Each Employee who is a member of a collective bargaining unit shall not be eligible to participate in this Plan unless the collective bargaining agreement provides otherwise. An Employee is a member of a collective bargaining unit if the Employee is included in a unit of Employees covered by an agreement which the Secretary of Labor finds to be a collective bargaining agreement between Employee representatives and one or more employers if there is evidence that retirement benefits were the subject of good faith bargaining between the Employee representatives and the employer or employers. The term "Employee representatives" does not include an organization of which more than one-half (1/2) the members are owners, officers, or executives of the Employer.

         o        Leased Employees.

         An Employee who is otherwise eligible to participate may irrevocably elect not to participate in the Plan. Any election under this paragraph must be in writing and according to guidelines established by the Plan Administrator.

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         IN WITNESS WHEREOF, this instrument has been executed by the duly authorized and empowered officers of the Employer, this 31st day of December, 1998.

                                 EMPLOYER:

                                 CHEMFIRST, INC.



                                 By:  /s/ James R. Lewis
                                     -------------------------------------------

                                 TRUSTEE:

                                 CHARLES SCHWAB TRUST COMPANY



                                 By:  /s/ K. Mason
                                     -------------------------------------------